Exhibit 99.1

FOR IMMEDIATE RELEASE

CARTER BANK & TRUST ENTERS AGREEMENT WITH PENDLETON COMMUNITY BANK

Pendleton Community Bank will acquire three Carter Bank & Trust branches in 2021.

MARTINSVILLE, Va. & FRANKLIN, W.Va. (January 14, 2021) – Carter Bankshares (NASDAQ:CARE) and Allegheny Bancshares announced today that they have entered into an agreement regarding the sale of three Carter Bank & Trust branches in Staunton, Harrisonburg, and Bridgewater to Pendleton Community Bank.

The three branches will extend Pendleton Community Bank’s footprint to a total of five branches in Virginia’s Shenandoah Valley, along with eight branches serving West Virginia.

“The sale of these branches to Pendleton Community Bank supports our goal of realigning our branch footprint so we can more effectively and efficiently serve our core markets and enhance our ability to invest in identified emerging markets,” Carter Bank & Trust CEO Litz Van Dyke said. “We’re pleased we found a community bank buyer where our associates and customers will get the same level of care they have come to expect.”

“We are excited by the opportunity to expand our presence in the Shenandoah Valley through the acquisition of these three offices,” Pendleton Community Bank President and CEO William Loving said. “We want to thank the leadership team at Carter Bank & Trust for working with us on this transaction. The sale of these branches is strategically beneficial to both banks, while also supporting the banking needs of the customers and the communities served by these offices.”

This agreement is subject to regulatory approvals and expected to be completed in the second quarter of 2021.

About Carter Bank & Trust

Headquartered in Martinsville, Va., Carter Bank & Trust is a $4.1 billion, state-chartered community bank with branches in Virginia and North Carolina. Since 1974, Carter Bank & Trust has built a reputation upon a tradition of care for the communities it serves through convenience, local service, and custom solutions for all customers. Additional information about Carter Bank & Trust is available at www.CBTCares.com

About Pendleton Community Bank

Headquartered in Franklin WV, Pendleton Community Bank, is a $515 million, state-chartered community bank. Established in 1925, the bank currently has ten full-service financial centers, with 8 located in the West Virginia communities of Beckley, Fayetteville, Franklin, Marlinton, Moorefield, Mount Hope, Petersburg, and Wardensville. Two offices and a mortgage operation are located in Harrisonburg, VA. Additional information about Pendleton Community Bank is available at www.yourbank.bank

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Media Contact	Contact
Carter Bank & Trust	Pendleton Community Bank
Brooks Taylor	Neil Hayslett, Chief Banking Officer
Brooks.Taylor@CBTCares.com	NHayslett@yourbank.com
276-806-5445	304-358-3622, x1118